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                                                                    EXHIBIT 99.1


                    AMERICA FIRST MORTGAGE INVESTMENTS, INC.
                 CHANGES NAME TO MFA MORTGAGE INVESTMENTS, INC.

         NEW YORK, Aug. 6 /PRNewswire-FirstCall/ -- America First Mortgage Investments, Inc. (NYSE: MFA - NEWS; "MFA") today announced that effective August 13, 2002 it will change its name to MFA Mortgage Investments, Inc. The company will continue to trade on the New York Stock Exchange under the symbol "MFA."

         Stewart Zimmerman, MFA's President and CEO, explained, "at the beginning of 2002, MFA completed the acquisition of its external advisor, America First Mortgage Advisory Corporation. Our new name better reflects the independent status and identity of our company as a self-advised REIT."

         MFA's objective is to generate a high level of income while maintaining asset quality and protecting principal invested in its portfolio of high-quality adjustable-rate mortgage-backed securities and other assets. MFA finances the acquisition of mortgage-backed securities primarily by borrowing at short-term rates using reverse repurchase agreements. At June 30, 2002, the assets-to-equity ratio was approximately 9.9x. Over time, MFA expects to maintain this ratio within a range of 9x to 11x. At June 30, 2002, MFA had total assets on its balance sheet of approximately $3.5 billion. As of that date, approximately 99% of these assets consisted of mortgage-backed securities guaranteed by an agency of the United States government such as Ginnie Mae, Fannie Mae or Freddie Mac, other securities rated AAA by Standard & Poor's Corporation and cash. MFA also owns interests in six multifamily apartments properties consisting of a total of 1,473 rental units and certain corporate debt securities.

         Information contained in this press release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, without limitation, MFA's future performance, plans and objectives, future operations and projections of revenue and other financial items. These forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements.

     CONTACT:  William Gorin
               (212) 935-8760
               http://www.mfa-reit.com
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SOURCE: AMERICA FIRST MORTGAGE INVESTMENTS, INC.